Exhibit 99.1

ISTA PHARMACEUTICALS ANNOUNCES FDA APPROVABLE LETTER FOR ISTALOL

IRVINE, Calif., July 28 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the U.S. Food & Drug Administration (FDA) has issued an approvable letter for ISTALOL™, a once-a-day liquid formulation of timolol which has been developed for the treatment of glaucoma. Under an agreement between ISTA and Senju Pharmaceutical Co., Ltd., ISTA holds exclusive marketing rights to ISTALOL in the United States. In the letter, the FDA cited issues related to manufacturing methods and controls. No additional clinical studies were requested.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “We’re very pleased with the progress of the NDA submission for ISTALOL. We believe that the issues cited by FDA in the approvable letter are readily addressable. In addition, we are seeking to qualify an alternate manufacturing site. Based on this, we believe that the product remains on track for approval and launch in early 2004. We anticipate that the introduction of ISTALOL in the U.S. market, assuming FDA approval, would provide a significant improvement in patient care for the treatment of glaucoma.”

ISTALOL was developed by Senju to be applied topically, once per day. Clinical trials of this new formulation have shown comparable efficacy and safety to timolol maleate ophthalmic solution, the leading beta-blocker, which is commonly applied twice a day. ISTALOL will compete in the glaucoma market, which according to published reports is valued at $1.1 billion per year in the United States.

ISTALOL is a branded, patent-protected product. ISTA believes that ISTALOL is eligible to receive certain FDA statutory exclusivity upon approval and therefore, if granted, ISTALOL will not be immediately substitutable by any of the generic timolol products currently on the market.

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements in this press release regarding the timing and scope of any action with respect to the ISTALOL NDA or the timing and prospects of ISTALOL’s approval or commercialization are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-

looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. Important factors that could cause actual results to differ from current expectations include, among others: delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing, scope or outcome of product development efforts and the FDA or other regulatory agency approval or actions with respect to the ISTALOL NDA); uncertainties and risks related to the timing or outcome of resolving the issues cited in the FDA’s approvable letter with respect to the ISTALOL NDA or qualifying an alternative manufacturer; uncertainties and risks regarding market acceptance of ISTALOL if approved and the impact of competitive products; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and, such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the three month period ended March 31, 2003.

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SOURCE ISTA Pharmaceuticals, Inc.

CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; or Media — Justin Jackson, jjackson@ny.burnsmc.com, or Investors — Lisa Burns and E. Blair Clark, bclark@ny.burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc.